Exhibit 99.1

PRESS RELEASE

ANTHEM REPORTS FIRST QUARTER 2022 RESULTS,

REFLECTING STRONG MOMENTUM ACROSS ALL DIVISIONS

•	First quarter GAAP net income was $7.39 per share, including net negative adjustment items of $0.86 per share. Adjusted net income was $8.25* per share.

•	Operating revenue grew by 18.0% over the prior year quarter to $37.9 billion.

•	Operating gain grew by 13.2% over the prior year quarter to $2.4 billion.

•	Medical enrollment increased by 3.3 million members year-over-year and 1.4 million members sequentially to 46.8 million members.

•	Second quarter 2022 dividend of $1.28 per share declared to shareholders.

Indianapolis, Ind. - April 20, 2022 - Anthem, Inc. (NYSE: ANTM) reported first quarter 2022 results reflecting strong financial performance, including double-digit top and bottom line growth.

“Our strong momentum across all our businesses is evidence that our transformation to become a lifetime, trusted health partner continues to drive our growth and accelerate our capabilities focused on whole person health,” said Gail K. Boudreaux, President and CEO. “The shared commitment of our more than 98,000 associates to our purpose to improve the health of humanity, is both profound and powerful, and inspires a culture of performance that remains focused on customers and communities we serve.”

The Company now expects GAAP net income to be greater than $26.43 per share, including approximately $1.97 per share of net unfavorable items. The Company now expects full-year adjusted net income to be greater than $28.40 per share, based on stronger than expected first quarter results.

*	Refer to GAAP reconciliation tables on page 13.

CONSOLIDATED HIGHLIGHTS

Earnings Per Share: GAAP net income was $7.39 per share in the first quarter, including net negative adjustment items of $0.86 per share. Adjusted net income was $8.25* per share, up 17.7% from $7.01 in the same period a year ago.

*	Please refer to the GAAP reconciliation tables on page 13.

Membership: Medical enrollment totaled approximately 46.8 million members as of March 31, 2022, an increase of 3.3 million, or 7.5 percent from the prior year quarter. Government Business enrollment increased by 2.1 million lives compared to the prior year quarter, primarily driven by organic growth in the Medicaid business, aided by the suspension of eligibility recertification efforts in our markets, the acquisitions of MMM and Paramount Advantage, the launch of HealthyBlue in North Carolina, and organic growth in Medicare Advantage. Commercial & Specialty Business enrollment increased by 1.1 million year over year primarily driven by strong sales in both fee-based and risk-based businesses.

During the first quarter of 2022, medical enrollment increased by 1.4 million lives driven by organic growth in our Commercial fee-based business, the acquisition of Paramount Advantage’s Medicaid members in Ohio, and growth in Individual Medicare Advantage enrollment.

Operating Revenue: Operating revenue was $37.9 billion in the first quarter of 2022, an increase of $5.8 billion, or 18.0 percent, from the prior year quarter. The increase was driven by higher premium revenue due to membership growth in Medicaid, the acquisitions of MMM and Paramount, growth in Medicare Advantage and Commercial risk-based membership, and premium rate increases to cover overall cost trends. The increase was further attributable to growth in pharmacy product revenue within IngenioRx.

Benefit Expense Ratio: The benefit expense ratio was 86.1 percent in the first quarter of 2022, an increase of 50 basis points versus the prior year quarter. The increase was primarily driven by the continued shift in mix of business, as Anthem has grown Government Business, which has a higher benefit expense ratio, faster than the Commercial & Specialty risk business.

Medical claims reserves established at December 31, 2021, developed in line with the Company’s expectations as of the first quarter of 2022.

Days in Claims Payable: Days in Claims Payable was 46.9 days as of March 31, 2022, an increase of 1.7 days from December 31, 2021 and unchanged compared to March 31, 2021.

SG&A Expense Ratio: The SG&A expense ratio was 11.5 percent in the first quarter of 2022, a decrease of 70 basis points from 12.2 percent in the first quarter of 2021. The decrease was primarily driven by operating expense leverage associated with growth in operating revenue, partially offset by increased spend to support growth.

Operating Cash Flow: Operating cash flow was approximately $2.5 billion, or 1.4 times net income in the first quarter of 2022, an increase of $36 million as compared to the prior year quarter. The year-on-year increase was driven by an increase in net income, partially offset by the impact of working capital changes.

Share Repurchase Program: During the first quarter of 2022, the Company repurchased 1.2 million shares of its common stock for $545 million, at a weighted average price of $453.32. As of March 31, 2022, the Company had approximately $3.6 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the first quarter of 2022, the Company paid a quarterly dividend of $1.28 per share, representing a distribution of cash totaling $309 million.

On April 19, 2022, the Audit Committee of the Company’s Board of Directors declared a second quarter 2022 dividend to shareholders of $1.28 per share. The second quarter dividend is payable on June 24, 2022, to shareholders of record at the close of business on June 10, 2022.

Investment Portfolio & Capital Position: During the first quarter of 2022, the Company recorded net losses of $151 million. During the first quarter of 2021, the Company recorded net losses of $4 million. These amounts are excluded from adjusted earnings per share.

As of March 31, 2022, the Company’s net unrealized loss position in the investment portfolio was $755 million, consisting primarily of fixed maturity securities. As of March 31, 2022 cash and investments at the parent company totaled approximately $1.4 billion.

REPORTABLE SEGMENTS

Anthem, Inc. has four reportable segments: Commercial & Specialty Business (comprised of Individual, Group risk-based, Group fee-based, and BlueCard businesses); Government Business (comprised of the Medicaid, Medicare, and Federal Health Products & Services businesses); IngenioRx; and Other (comprised of the Diversified Business Group and corporate expenses not allocated to our other reportable segments).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended March 31
	2022	2021	Change
Operating Revenue
Commercial & Specialty Business	$10,269	$9,491	8.2%
Government Business	23,758	19,283	23.2%
IngenioRx	6,683	5,862	14.0%
Other	3,221	2,370	35.9%
Eliminations	(6,045)	(4,908)	23.2%

Total Operating Revenue[1]	$37,886	$32,098	18.0%
Operating Gain
Commercial & Specialty Business	$1,082	$1,268	(14.7)%
Government Business	789	478	65.1%
IngenioRx	398	407	(2.2)%
Other	178	8	NM

Total Operating Gain[1]	$2,447	$2,161	13.2%
Operating Margin
Commercial & Specialty Business	10.5%	13.4%	(290) bp
Government Business	3.3%	2.5%	80 bp
IngenioRx	6.0%	6.9%	(90) bp
Total Operating Margin[1]	6.5%	6.7%	(20) bp

1.	See “Basis of Presentation” on page 6 herein.
2.	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $1,082 million in the first quarter of 2022, a decrease of $186 million from $1,268 million in the first quarter of 2021. The decrease was primarily driven by the net unfavorable effect of COVID and increased spend to support growth and innovation. These impacts were partially offset by the positive contribution from growth in risk-based and fee-based membership.

Government Business: Operating gain in the Government Business segment was $789 million in the first quarter of 2022, an increase of $311 million from $478 million in the first quarter of 2021. The increase was primarily attributable to the acquisition of MMM, membership growth in Medicaid, improved risk revenue in Medicare, and out-of-period items in Medicaid. These impacts were partially offset by increased spend in support of growth.

IngenioRx: Operating gain was $398 million in the first quarter of 2022, a decrease of $9 million from $407 million in the first quarter of 2021. The decrease was primarily driven by the non-recurrence of a favorable out-of-period adjustment in the first quarter of 2021, partially offset by the impact of higher prescription volume resulting from growth in integrated medical and pharmacy members.

Other: The Company reported an operating gain of $178 million in the Other segment for the first quarter of 2022, an increase of $170 million from $8 million in the prior year quarter. The increase was driven by improved performance in the Diversified Business Group’s Affiliated and Unaffiliated earnings and the acquisition of myNEXUS in April 2021. This increase in operating gain was further driven by changes in unallocated corporate costs year-over-year.

Basis of Presentation

1.

Operating revenue and operating gain/loss are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain/loss is calculated as total operating revenue less benefit expense, cost of products sold and selling, general and administrative expense. It does not include net investment income, net gains/losses on financial instruments, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 13 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s first quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-947-9963 (Domestic)	800-813-5525 (Domestic Replay)
312-470-0178 (International)	203-369-3346 (International Replay)

The access code for today’s conference call is 3972058. The replay will be available from 11:30 a.m. EDT today, until the end of the day on May 20, 2022. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Stephen Tanal	Leslie Porras
Stephen.Tanal@anthem.com	Leslie.Porras@anthem.com

About Anthem, Inc.

Anthem is a leading health company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves approximately 118 million people, including nearly 47 million within its family of health plans. Delivering health beyond healthcare, Anthem is expanding from being a partner in health benefits to a lifetime, trusted health partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	March 31, 2022	March 31, 2021	December 31, 2021	March 31, 2021	December 31, 2021
Commercial & Specialty Business
Individual	818	731	759	11.9%	7.8%
Group Risk-Based	4,028	3,837	4,006	5.0%	0.5%

Commercial Risk-Based	4,846	4,568	4,765	6.1%	1.7%
BlueCard®	6,370	6,166	6,178	3.3%	3.1%
Group Fee-Based	20,148	19,515	19,395	3.2%	3.9%

Commercial Fee-Based	26,518	25,681	25,573	3.3%	3.7%

Total Commercial & Specialty Business	31,364	30,249	30,338	3.7%	3.4%
Government Business
Medicare Advantage	1,921	1,538	1,859	24.9%	3.3%
Medicare Supplement	939	930	952	1.0%	(1.4)%

Total Medicare	2,860	2,468	2,811	15.9%	1.7%
Medicaid	10,919	9,172	10,600	19.0%	3.0%
Federal Employees Health Benefits	1,632	1,632	1,625	—%	0.4%

Total Government Business	15,411	13,272	15,036	16.1%	2.5%

Total Medical Membership	46,775	43,521	45,374	7.5%	3.1%

Other Membership
Life and Disability Members	4,679	4,766	4,782	(1.8)%	(2.2)%
Dental Members	6,649	6,599	6,674	0.8%	(0.4)%
Dental Administration Members	1,588	1,488	1,491	6.7%	6.5%
Vision Members	9,211	7,798	8,031	18.1%	14.7%
Medicare Part D Standalone Members	279	450	438	(38.0)%	(36.3)%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2022	2021	Change
Revenues
Premiums	$32,785	$27,676	18.5%
Product revenue	3,301	2,737	20.6%
Administrative fees and other revenue	1,800	1,685	6.8%

Total operating revenue	37,886	32,098	18.0%
Net investment income	360	291	23.7%
Net losses on financial instruments	(151)	(4)	NM

Total revenues	38,095	32,385	17.6%
Expenses
Benefit expense	28,215	23,699	19.1%
Cost of products sold	2,883	2,313	24.6%
Selling, general and administrative expense	4,341	3,925	10.6%
Interest expense	201	192	4.7%
Amortization of other intangible assets	129	80	61.3%

Total expenses	35,769	30,209	18.4%

Income before income tax expense	2,326	2,176	6.9%

Income tax expense	531	509	4.3%

Net income	1,795	1,667	7.7%

Net loss/(income) attributable to noncontrolling interests	10	(2)	NM

Shareholders’ net income	$1,805	$1,665	8.4%

Shareholders’ net income per diluted share	$7.39	$6.71	10.1%

Diluted shares	244.4	248.2	(1.5)%
Benefit expense as a percentage of premiums	86.1%	85.6%	50bp
Selling, general and administrative expense as a percentage of total operating revenue	11.5%	12.2%	(70)bp
Income before income tax expense as a percentage of total revenue	6.1%	6.7%	(60)bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,161	$4,880
Fixed maturity securities	26,219	26,267
Equity securities, current	1,662	1,881
Premium receivables	7,349	5,681
Self-funded receivables	3,979	4,010
Other receivables	3,334	3,749
Other current assets	5,193	4,654

Total current assets	53,897	51,122

Long-term investments:
Fixed maturity securities	596	632
Other invested assets	5,365	5,225
Property and equipment, net	3,986	3,919
Goodwill	24,251	24,228
Other intangible assets	10,588	10,615
Other noncurrent assets	1,803	1,719

Total assets	$100,486	$97,460

Liabilities and equity
Liabilities
Current liabilities:
Medical claims payable	$14,713	$13,518
Other policyholder liabilities	5,396	5,521
Unearned income	1,210	1,153
Accounts payable and accrued expenses	5,493	4,970
Short-term borrowings	275	275
Current portion of long-term debt	3,097	1,599
Other current liabilities	9,549	7,849

Total current liabilities	39,733	34,885

Long-term debt, less current portion	19,883	21,157
Reserves for future policy benefits	811	802
Deferred tax liabilities, net	2,349	2,805
Other noncurrent liabilities	1,679	1,683

Total liabilities	64,455	61,332

Shareholders’ equity
Common stock	2	2
Additional paid-in capital	9,151	9,148
Retained earnings	28,058	27,088
Accumulated other comprehensive loss	(1,236)	(178)

Total shareholders’ equity	35,975	36,060
Noncontrolling interests	56	68

Total equity	36,031	36,128

Total liabilities and equity	$100,486	$97,460

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Three Months Ended March 31
	2022	2021
Operating activities
Net income	$1,795	$1,667
Adjustments to reconcile net income to net cash provided by operating activities:
Net losses on financial instruments	151	4
Equity in net earnings of other invested assets	(153)	(108)
Depreciation and amortization	358	282
Deferred income taxes	(92)	31
Share-based compensation	50	64
Changes in operating assets and liabilities:
Receivables, net	(1,348)	(1,258)
Other invested assets	7	(20)
Other assets	(353)	(288)
Policy liabilities	1,075	1,455
Unearned income	57	(119)
Accounts payable and other liabilities	428	358
Income taxes	568	438
Other, net	(2)	(1)

Net cash provided by operating activities	2,541	2,505
Investing activities
Purchases of investments	(5,050)	(6,978)
Proceeds from sale of investments	3,047	4,650
Maturities, calls and redemptions from investments	1,209	998
Changes in securities lending collateral	(441)	(731)
Purchases of subsidiaries, net of cash acquired	(61)	(27)
Purchases of property and equipment	(254)	(204)
Other, net	(28)	(15)

Net cash used in investing activities	(1,578)	(2,307)
Financing activities
Net proceeds from (repayments of) commercial paper borrowings	225	(250)
Net (repayments of) proceeds from long-term borrowings	(14)	3,462
Changes in securities lending payable	441	731
Repurchase and retirement of common stock	(545)	(447)
Cash dividends	(309)	(277)
Proceeds from issuance of common stock under employee stock plans	76	89
Taxes paid through withholding of common stock under employee stock plans	(86)	(91)
Other, net	534	171

Net cash provided by financing activities	322	3,388
Effect of foreign exchange rates on cash and cash equivalents	(4)	(1)

Change in cash and cash equivalents	1,281	3,585
Cash and cash equivalents at beginning of period	4,880	5,741

Cash and cash equivalents at end of period	$6,161	$9,326

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Three Months Ended March 31		Years Ended December 31
	2022	2021	2021	2020	2019
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$13,282	$11,135	$11,135	$8,647	$7,266
Ceded medical claims payable, beginning of period	(21)	(46)	(46)	(33)	(34)

Net medical claims payable, beginning of period	13,261	11,089	11,089	8,614	7,232

Business combinations and purchase adjustments	3	—	420	339	—
Net incurred medical claims:
Current year	28,064	24,215	100,440	85,094	78,695
Prior years redundancies(1)	(933)	(1,488)	(1,703)	(637)	(500)

Total net incurred medical claims	27,131	22,727	98,737	84,457	78,195

Net payments attributable to:
Current year medical claims	17,116	15,031	88,156	74,629	70,294
Prior years medical claims	8,826	6,748	8,829	7,692	6,519

Total net payments	25,942	21,779	96,985	82,321	76,813

Net medical claims payable, end of period	14,453	12,037	13,261	11,089	8,614
Ceded medical claims payable, end of period	17	39	21	46	33

Gross medical claims payable, end of period	$14,470	$12,076	$13,282	$11,135	$8,647

Current year medical claims paid as a percentage of current year net incurred medical claims	61.0%	62.1%	87.8%	87.7%	89.3%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	7.6%	15.5%	18.1%	8.0%	7.4%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	0.9%	1.8%	2.0%	0.8%	0.7%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below. Prior amounts may be grouped differently to conform to current presentation.

	Three Months Ended March 31
(In millions, except per share data)	2022	2021	Change
Shareholders’ net income	$1,805	$1,665	8.4%
Add / (Subtract):
Net losses on financial instruments	151	4
Amortization of other intangible assets	129	80
Transaction and integration related costs	9	9
Litigation expenses	1	6
Tax impact of non-GAAP adjustments	(78)	(25)

Net adjustment items	212	74

Adjusted shareholders’ net income	$2,017	$1,739	16.0%

Shareholders’ net income per diluted share	$7.39	$6.71	10.1%
Add / (Subtract):
Net losses on financial instruments	0.62	0.02
Amortization of other intangible assets	0.53	0.32
Transaction and integration related costs	0.04	0.04
Litigation expenses	—	0.02
Tax impact of non-GAAP adjustments	(0.32)	(0.10)
Rounding impact	(0.01)	—

Net adjustment items	0.86	0.30

Adjusted shareholders’ net income per diluted share	$8.25	$7.01	17.7%

	Full Year 2022 Outlook
Shareholders’ net income per diluted share	Greater than $	26.43
Add / (Subtract):
Net losses on financial instruments		$0.61
Transaction and integration related costs		$0.04
Amortization of other intangible assets	Approximately $	2.11
Tax impact of non-GAAP adjustments	Approximately $	(0.79)

Net adjustment items	Approximately $	1.97

Adjusted shareholders’ net income per diluted share	Greater than $	28.40

	Three Months Ended March 31
(In millions)	2022	2021	Change
Income before income tax expense	$2,326	$2,176	6.9%
Net investment income	(360)	(291)
Net losses on financial instruments	151	4
Interest expense	201	192
Amortization of other intangible assets	129	80
Reportable segments operating gain	$2,447	$2,161	13.2%

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of large scale medical emergencies, such as public health epidemics and pandemics, including COVID-19, and catastrophes; trends in healthcare costs and utilization rates; our ability to secure sufficient premium rates, including regulatory approval for and implementation of such rates; the impact of federal, state and international law and regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; our ability to contract with providers on cost-effective and competitive terms; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; reduced enrollment; the impact of a cyber-attack or other cyber security breach resulting in unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; risks and uncertainties related to our pharmacy benefit management (“PBM”) business, including non-compliance by any party with the PBM services agreement between us and CaremarkPCS Health, L.L.C.; medical malpractice or professional liability claims or other risks related to healthcare and PBM services provided by our subsidiaries; general risks associated with mergers, acquisitions, joint ventures and strategic alliances; changes in tax laws; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; intense competition to attract and retain employees; risks associated with our international operations; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.